EXHIBIT 99.1

BlastGard International Reports First Quarter 2009 Results

BlastGard International Reports

First Quarter 2009 Results

CLEARWATER FL, May 15, 2009 - BlastGard International (OTCBB; BLGA) reported financial results for the quarter ended March 31, 2009.

Revenues for the first quarter were $12,091 compared to $12,056 reported in the first quarter of 2008. For the first quarter of 2009, BlastGard International reported a net loss of $271,142 or $(0.01) per share based on the weighted average of 42,557,478 shares outstanding compared to a net loss of $527,366 or $(0.01) per share reported in the first quarter of 2008 based on the weighted average shares outstanding of 37,061,915.

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400